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Exhibit 10.06

January 31, 2005

Andy Rasdal
c/o DexCom, Inc.
5555 Oberlin Drive
San Diego, California 92121

  Re:
  Amended and Restated Employment Agreement

Dear Andy,

        This letter agreement ("Agreement") will set forth the terms of your continued employment with DexCom, Inc. (the "Company") as its President and Chief Executive Officer and amends and restates the existing offer letter agreement between you and the Company dated November 14, 2001.

        You will be expected to diligently perform various duties consistent with your position. You will work at our offices located at 5555 Oberlin Drive, San Diego, California.

        Your annual compensation will consist of a $337,000 salary. You will be paid bi-weekly less payroll deductions and all required withholdings. You will be eligible for the following Company benefits: medical insurance and 15 days of paid vacation annually. You will accrue 15 days of vacation per year. Details about these benefits are provided in the Company's Employee Handbook and Summary Plan Descriptions. The Board of Directors, or its compensation committee, will determine the actual amount of any bonus to be paid to you each year, and may modify Company benefits from time to time, as it deems necessary.

        You have been granted the following options to purchase shares of the Company's Common Stock under its 1999 Stock Option Plan (the "Plan"):

  1)
  Option to purchase 1,000,000 shares granted on 12/12/01;

  2)
  Option to purchase 300,000 shares granted on 12/12/01;

  3)
  Option to purchase 156,000 shares granted on 2/10/04;

  4)
  Option to purchase 300,000 shares granted on 3/11/04; and

  5)
  Option to purchase 366,000 shares granted on 12/24/04

        The terms and vesting provisions of each such option are as set forth in the applicable Stock Option Agreement, the Plan, the Amended and Restated Executive Change of Control Agreement between you and the Company dated of even date herewith and attached hereto (the "Amended and Restated Executive Change of Control Agreement"); provided, however, that notwithstanding anything to the contrary in the Stock Option Agreement governing option no. 2) above vesting on option no. 2) above shall occur as follows: 25% of the 300,000 shares issuable thereunder (i.e., 75,000 shares) were vested as of February 1,, 2003 and thereafter the shares have vested and continue to vest at a rate of 1/48th of the 300,000 (i.e., 6,250) shares per month, subject to your continuing to provide "Continuous Service" to the Company (as defined in and governed by the Plan).

        As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook, which will govern the terms and conditions of your employment. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company.

        In the event that you terminate your employment with the Company after a change of control, you will agree not to compete, in the field of glucose monitoring or other fields for which you were directly responsible as President and CEO, for a period of 1 year following the change of control date.

        Your employment with the Company is not for a guaranteed or definite period of time. Rather, the employment relationship is "at will". This means that you may terminate your employment with the

Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without "cause" or advance notice. Should the Company terminate your employment at any time without "cause" you will be entitled to a lump sum payment equivalent to 12 months salary at your then current annual salary rate. If you terminate your employment due to a "constructive termination", you will be entitled to 12 months salary at your then current salary rate. For the purposes of the preceding sentences, your employment may be terminated for "cause" only if you have engaged in (i) willful misconduct or gross negligence in the performance of your duties; (ii) a material breach of your Proprietary Information and Inventions Agreement; or (iii) the commission of a felony affecting the Company or its business. Should you elect to terminate your employment for any reason other than "constructive termination," you are not eligible for any severance and you agree not to compete as described above in this letter with the Company for a period of 1 year from your termination date. For the purposes of this paragraph, you may terminate your employment due to a "constructive termination" only if (i) either your title or your annual salary and bonus potential are reduced from that set forth herein or (ii) the headquarters of the Company is moved more than 50 miles from its present location; provided in either case that you give notice of such constructive termination within 30 days of the occurrence of such event. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized Company officer.

        This letter, together with your Proprietary Information and Inventions Agreement and the Employee Handbook, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone on behalf of the Company, whether oral or written, including without limitation the terms of the letter agreement between you and the Company dated November 14, 2001. Nothing in this letter agreement shall be deemed to modify the terms of your existing Stock Option Agreements governing your five option grants listed above or the Amended and Restated Executive Change of Control Agreement, except that the vesting provisions for option no. 2) set forth above shall be deemed to supercede the vesting provisions for such option set forth in the relevant Stock Option Agreement. You and the Company further agree that the letter agreement between you and the Company dated June 25, 2003 is superceded by this letter agreement and the Amended and Restated Executive Change of Control Agreement and that the June 25, 2003 letter agreement is hereby terminated. This letter will be binding and shall inure to the benefit of the Company, its successors, and its assigns. The term "Company" as used herein shall include such successors and assigns to the extent applicable.

Sincerely,

/s/ DONALD L. LUCAS Donald L. Lucas Chairman of the Board

Accepted and agreed

/s/ ANDY RASDAL Andy Rasdal

January 31, 2005

        Attachment: Amended and Restated Executive Change of Control Agreement

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  Exhibit 10.06